Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We hereby consent to the use in this Registration Statement on Form S-1 of Prime Medicine, Inc. of our report dated February 4, 2022 relating to the financial statements of Prime Medicine, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 23, 2022